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                                                                      EXHIBIT 5

                             BAKER & BOTTS, L.L.P.
                             599 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10022

                                                               February 9, 1998

PRIMESTAR, Inc.
c/o TCI Satellite Entertainment, Inc.
8085 South Chester, Suite 300
Englewood, CO 80112

Re: PRIMESTAR, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

  Reference is made to the registration statement on Form S-4 (as amended to the date hereof, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") by PRIMESTAR, Inc., a Delaware corporation (the "Company"), with respect to shares of the Company's Class A Common Stock, par value $0.01 per share ("PRIMESTAR Class A Common Stock"), and the Company's Class B Common Stock, par value $.01 per share ("PRIMESTAR Class B Common Stock"). The shares of PRIMESTAR Class A Common Stock and PRIMESTAR Class B Common Stock are being registered under the Securities Act in connection with an Agreement and Plan of Merger dated as of February 6, 1998 (together with the exhibits and schedules thereto, the "TSAT Merger Agreement"), between the Company and TCI Satellite Entertainment, Inc., a Delaware corporation ("TSAT"). The TSAT Merger Agreement was entered into pursuant to a Merger and Contribution Agreement dated as of February 6, 1998 (together with the exhibits and schedules thereto, the "Restructuring Agreement"), among the Company, TSAT and affiliates of each of the other partners in PRIMESTAR Partners L.P. (the "Partnership").

  The Restructuring Agreement provides for a transaction (the "Roll-up Plan"), consisting of: (A) (i) the contribution by TSAT to the Company of all the assets and liabilities of TSAT, other than the capital stock of Tempo Satellite, Inc. ("Tempo"), and TSAT's rights under certain agreements, in exchange for shares of PRIMESTAR Class A Common Stock and PRIMESTAR Class B Common Stock, in an amount determined pursuant to the Restructuring Agreement, and (ii) the concurrent contribution to the Company (by asset transfer or merger) by the other partners in the Partnership and the current distributors of the PRIMESTAR(R) programming service ("PRIMESTAR(R)") of their respective interests in the Partnership, PRIMESTAR(R) subscribers and certain related assets, in exchange for cash (or an assumption of debt) and shares of PRIMESTAR Class A Common Stock and, except in the case of one such partner, shares of the Company's Class C Common Stock, par value $.01 per share, in each case in an amount determined pursuant to the Restructuring Agreement (collectively, the "Restructuring Transaction"), and (B) subject to regulatory approval and certain other conditions, the subsequent merger of TSAT with and into the Company, with the Company as the surviving corporation (the "TSAT Merger").

  The Restructuring Transaction is expected to be consummated prior to the anticipated closing date of the TSAT Merger. Consummation of the TSAT Merger is subject to regulatory approval and other conditions to closing set forth in the TSAT Merger Agreement. Accordingly, the TSAT Merger may not be consummated even if the Restructuring Transaction is consummated.

  If the TSAT Merger is consummated, at the effectiveness of the TSAT Merger, each issued and outstanding share of TSAT's Series A Common Stock, other than treasury shares and any shares held by the Company or any of its subsidiaries, will be converted into the right to receive one share of PRIMESTAR Class A Common
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Stock and each issued and outstanding share of TSAT's Series B Common Stock, other than treasury shares and any shares held by the Company or any of its subsidiaries, will be converted into the right to receive one share of PRIMESTAR Class B Common Stock. All capitalized terms used but not defined herein have the meanings ascribed thereto in the Proxy Statement/Prospectus (the "Prospectus") included in the Registration Statement.

  In connection herewith, we have examined the Company's proposed Restated Certificate of Incorporation (the "Restated Charter") and Bylaws, each in the forms filed as Exhibits 3.1 and 3.2, respectively, to the Registration Statement; resolutions of the Board of Directors of the Company with respect to the Roll-up Plan, including the TSAT Merger, the filing of the Registration Statement and related matters; the Restructuring Agreement, the TSAT Merger Agreement and related agreements in the forms filed as Exhibits to the Registration Statement; and certain other documents, records, instruments and certificates of public officials and of representatives of the Company provided to us by the Company and TSAT.

  Based upon the foregoing and subject to the limitations set forth in the immediately following paragraph, and subject to (i) the approval and adoption of the Roll-up Plan, including the TSAT Merger Agreement, by the stockholders of TSAT pursuant to the Delaware General Corporation Law, as amended (the "DGCL"), (ii) the acceptance for filing by the Secretary of State of the State of Delaware of the Restated Charter, (iii) the filing and effectiveness in accordance with the DGCL of a certificate of merger with respect to the TSAT Merger, as provided in the TSAT Merger Agreement, (iv) the issuance of the shares of PRIMESTAR Class A Common Stock and PRIMESTAR Class B Common Stock pursuant to the Restructuring Agreement and the TSAT Merger Agreement, and (v) the delivery of duly executed certificates representing such shares to the Exchange Agent as provided in the TSAT Merger Agreement, it is our opinion that the shares of PRIMESTAR Class A Common Stock and PRIMESTAR Class B Common Stock to which the Registration Statement relates, when issued in the TSAT Merger, respectively, will be duly authorized, validly issued, fully paid and non-assessable.

  In rendering the foregoing opinion, we have relied on certificates of officers of the Company as to factual matters. We have assumed the validity of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or photocopies. We have assumed that the Restructuring Agreement has been duly and validly authorized, executed and delivered by, and constitutes the valid and binding obligation of, each party thereto other than TSAT and the Company. We have also assumed the accuracy of the representations and warranties of the parties contained in the Restructuring Agreement and the TSAT Merger Agreement. We have further assumed that there will be no changes in applicable law between the date of this opinion and the issuance of the shares of PRIMESTAR Class A Common Stock and PRIMESTAR Class B Common Stock pursuant to the TSAT Merger, and that the Restructuring Transaction and the TSAT Merger will be consummated in the manner contemplated by the Prospectus and in accordance with the provisions of the Restructuring Agreement and the TSAT Merger Agreement.

  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm contained under the heading "LEGAL MATTERS" in the Prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          Baker & Botts, L.L.P.